UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

VERA BRADLEY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2208 Production Road

Fort Wayne, Indiana 46808

May 27, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Vera Bradley, Inc., to be held at 11:00 A.M., Eastern Time, on June 22, 2011 at our offices located at 11222 Stonebridge Road, Roanoke, Indiana 46783.

The attached Notice of 2011 Annual Meeting of Shareholders and Proxy Statement provide information concerning the matters to be considered and voted on at the Annual Meeting. Please take the time to read carefully each of the proposals.

Regardless of the number of shares you hold or whether you plan to attend the meeting in person, your vote is important. Accordingly, please vote your shares as soon as possible in accordance with the instructions you received. Voting your shares prior to the Annual Meeting will not prevent you from voting your shares in person, if you subsequently choose to attend the meeting.

Thank you for your continued support of Vera Bradley.

Sincerely,

Michael C. Ray

Chief Executive Officer

This proxy statement and the accompanying proxy card are being mailed to Vera Bradley shareholders beginning on or about May 27, 2011.

2208 Production Road

Fort Wayne, Indiana 46808

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 22, 2011

The Annual Meeting of Shareholders of Vera Bradley, Inc. will be held at our offices located at 11222 Stonebridge Road, Roanoke, Indiana 46783 on Wednesday, June 22, 2011 at 11:00 A.M., Eastern Time, for the following purposes:

1.	To elect two Class I directors to the board of directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012;

3.	To hold an advisory vote on the compensation of our named executive officers;

4.	To hold an advisory vote on the frequency of future shareholder advisory votes on the compensation of our named executive officers; and

5.	To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

You are entitled to vote at the Annual Meeting and at any adjournments or postponements of the meeting if you were a shareholder at the close of business on May 23, 2011.

Please submit your proxy card as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

Help us make a difference by eliminating paper proxy mailings to your home or business: with your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery are in the proxy statement. Your consent to receive shareholder materials electronically will remain in effect until cancelled.

By Order of the Board of Directors,

Jeffrey A. Blade

Secretary

May 27, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on June 22, 2011: This Notice of Annual Meeting and Proxy Statement and our Fiscal 2011 Annual Report are available in the “Investor Relations” section of our website at www.verabradley.com.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	27

Related Party Transactions for Fiscal 2009, Fiscal 2010 and Fiscal 2011	27

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	30

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS	31

VERA BRADLEY, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE 2011 ANNUAL MEETING OF SHAREHOLDERS

Q.	Why am I receiving these materials?

A.	We are providing these proxy materials to you in connection with the solicitation, by the board of directors of Vera Bradley, Inc. (the “Company” or “Vera Bradley”), of proxies to be voted at the Company’s 2011 Annual Meeting of Shareholders and at any adjournments or postponements of the meeting. The Annual Meeting will be held on June 22, 2011 beginning at 11:00 A.M., Eastern Time, at the Company’s offices located at 11222 Stonebridge Road, Roanoke, Indiana 46783. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement. This proxy statement and the accompanying proxy card are being mailed to shareholders starting on May 27, 2011.

Q.	What proposals will be voted on at the Annual Meeting?

A.	Four proposals are scheduled to be voted on at the Annual Meeting:

•	The election of two Class I directors to the board of directors;

•	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal 2012;

•	The approval, on an advisory basis, of the compensation of our named executive officers; and

•	The recommendation, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers.

Our board of directors is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on your proxy will, in the absence of your instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

Q.	What are the board of directors’ voting recommendations?

A.	The Company’s board of directors recommends that you vote your shares:

•	“FOR” the election of each of the Class I director nominees to the board of directors;

•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2012;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and

•	Every “THREE YEARS” on the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.

Q.	Who is entitled to vote?

A.	Only holders of record of our common shares at the close of business on May 23, 2011 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting. Holders of record include those holding directly and those holding beneficially. On the Record Date, 40,506,670 common shares were issued and outstanding. Each common share is entitled to one vote on each matter presented at the Annual Meeting.

Q.	What do I need to do now?

A.	Please carefully consider the information in this proxy statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by following the instructions for granting a proxy to vote on the proxy card or, for shares held by your broker, on the voting instruction card that your broker provides to you. Alternatively, you may attend the Annual Meeting and vote your shares in person, in which case, only your in-person votes will count.

Q.	Do I need to attend the meeting?

A.	No. You may authorize your shares to be voted by following the instructions on the proxy card or, for shares held by your broker, on the voting instruction card that your broker provides to you.

Q.	If I wish to attend the meeting, what identification must I show to attend?

A.	All shareholders should bring a driver’s license, passport or other form of government-issued identification to verify their identities. In addition:

•

If your shares are held through a broker or other financial institution (known as “street name”), you will need to bring either (1) a letter from your broker stating that you held the Company’s shares through that institution as of the Record Date, or (2) a copy of the notice of Annual Meeting document you received in the mail.

•

If you are a registered shareholder (meaning, your shares are held directly with the Company’s transfer agent) whose shares are registered in your own name, you do not need anything additional, because we can check your name against the list of registered shareholders at the door.

Shareholders whose shares are held jointly or through a company, group or other institution may bring one other person with them to attend the meeting. Please understand that for security reasons, we cannot admit to the meeting people who lack the proper identification.

Q.	How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

Q.	What is the quorum requirement for the Annual Meeting?

A.	A quorum is necessary for the Company’s shareholders to conduct business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes described below, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q.	What is the voting requirement to approve each of the proposals?

A.	Two Class I directors have been nominated for election at the Annual Meeting. Class I directors will be elected by a plurality of the votes properly cast in the election of directors at the Annual Meeting. This means that the two nominees who receive the largest number of “FOR” votes cast will be elected as directors. Shareholders cannot cumulate votes in the election of directors.

The proposal to ratify the appointment of our independent registered public accounting firm will be approved if the votes properly cast favoring the proposal exceed the votes cast opposing the proposal.

The advisory vote on the proposal to approve the compensation of our named executive officers will be approved if the votes properly cast favoring the proposal exceed the votes cast opposing the proposal.

For the advisory vote on the frequency of future shareholder advisory votes to approve the compensation of our named executive officers — every three (3) years, every two (2) years, or every year — the alternative receiving the greatest number of properly cast votes will be the frequency that the shareholders recommend to the board of directors.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q.	Who will count the vote?

A.	A representative of Wells Fargo Shareowner Services, the Company’s transfer agent, will tabulate the votes and act as the inspector of election.

Q.	What if I don’t vote? What if I abstain? How are broker non-votes counted?

A.	Your broker will NOT be able to vote your shares with respect to the election of directors or either of the advisory proposals if you have not provided directions to your broker. We strongly encourage you to vote your shares and exercise your right to vote as a shareholder.

When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Abstentions and broker non-votes will generally have no effect on any of the proposals, because they are not considered votes cast.

Q.	Can I revoke my proxy or change my vote?

A.	Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to the Secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or

•	attending the Annual Meeting and voting in person.

Please note that your attendance in person at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If your shares are held in street name, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

Q.	Who will bear the cost of soliciting votes for the Annual Meeting?

A.	The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may reimburse brokerage firms and other persons representing beneficial owners of our common shares for their expenses in forwarding solicitation material to such beneficial owners.

Q.	I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A.

The Company has adopted a procedure called “householding,” which the Securities and Exchange Commission (the “SEC”) has approved. Under this procedure, the Company is delivering a single copy of this proxy statement to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, a separate copy of this proxy statement will be promptly delivered to any shareholder at a shared address to which the Company delivered a single copy. To receive a separate copy of this proxy statement, shareholders may write or call the Company’s transfer agent at the following address and telephone number: Wells Fargo Shareowner Services, 161 N. Concord Exchange Street, South St. Paul, Minnesota 55075 or 1-800-401-1957. Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Q.	Can I access the Company’s proxy materials and Annual Report electronically?

A.	This proxy statement and copies of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, as filed with the SEC, are available to shareholders free of charge in the “Investor Relations” section of the Company’s website at www.verabradley.com or by writing to Vera Bradley, Inc., Attn: Corporate Secretary, 2208 Production Road, Fort Wayne, Indiana 46808. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you can choose this option and save the Company the cost of production and mailing these documents by registering for electronic access of future proxy statements at www.eproxy.com/vra.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a notice next year containing the Internet address to access our proxy statement and Annual Report. The notice will also include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions at the above-specified website address. Unless you subsequently elect to opt out, future notices will be available through Internet access. You do not have to re-elect Internet access each year.

Q.	Where can I find the voting results of the Annual Meeting?

A.	The Company will announce preliminary voting results at the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting.

PROPOSALS TO BE VOTED ON BY VERA BRADLEY’S SHAREHOLDERS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified board of directors consisting of two Class I directors, three Class II directors, and three Class III directors, who will serve until the annual meetings of shareholders to be held in 2011, 2012 and 2013, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of shareholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting.

The term of the Class I directors will expire at the upcoming Annual Meeting. Accordingly, two people are to be elected to serve as Class I directors of the board at the Annual Meeting. Our nominating and governance committee has nominated for election by the shareholders to the Class I positions, Michael C. Ray and John E. Kyees, the current Class I members of the board. If elected, Mr. Ray and Mr. Kyees will serve as Class I directors until our annual meeting of shareholders in 2014 and until their successors are duly elected and qualified.

The board has no reason to believe that either Mr. Ray or Mr. Kyees will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee.

Unless authority to do so is withheld, the persons named as proxies will vote “FOR” the election of Mr. Ray and Mr. Kyees.

Background information on each of the directors, including the director nominees, appears below.

If a quorum is present and voting, the two nominees for Class I directors receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes have no effect on the vote.

Nominees for Election as Class I Directors at the 2011 Annual Meeting

Michael C. Ray, age 50, Chief Executive Officer and Director

Michael C. Ray has served as our Chief Executive Officer since 2007 and as a director since June 2010. From 2004 to 2007, Mr. Ray served as our Executive Vice President of Sales and Marketing. From 1999 to 2004, he served as our National Sales Director. Mr. Ray joined Vera Bradley in 1998 as Director of Finance and served us in that capacity until being promoted to National Sales Director in 1999. He is a board member of the Riley Children’s Foundation in Indianapolis, Indiana.

Mr. Ray has been instrumental in our growth and the development and execution of our long-term strategic plans. He provides our board of directors with an in-depth knowledge of our products, industry, challenges, and opportunities, and he communicates management’s perspective on important matters.

John E. Kyees, age 64, Director

John E. Kyees has served as a director since April 2010. Mr. Kyees served as the Chief Investor Relations Officer of Urban Outfitters, Inc. in 2010 and served that company as Chief Financial Officer from 2003 to 2010. Mr. Kyees formerly held the position of Chief Financial Officer and Chief Administrative Officer for bebe stores, Inc., a retail chain headquartered in San Francisco, California, from 2002 to 2003. Prior to joining bebe, Mr. Kyees served as Chief Financial Officer for Skinmarket, a startup teenage cosmetic retailer, from 2000 to 2002. Mr. Kyees was also Chief Financial Officer for HC Holdings from 1997 to 2000. HC Holdings filed a bankruptcy petition under Chapter 11 of the U.S. Bankruptcy Code in 2000. From May 1997 to December 1997, he was Chief Financial Officer for Ashley Stewart, and from 1984 to 1997, Mr. Kyees was Chief Financial Officer for Express, which was a division of The Limited Brands, Inc. Mr. Kyees is currently a director and member of the audit committee of Casual Male Retail Group, Inc., a publicly traded specialty retailer of men’s clothing.

Mr. Kyees brings to our board of directors over 40 years of experience in the consumer products retail and manufacturing industries. He has over 30 years of experience as a chief financial officer and nine years serving in that role for a public company. Institutional Investor magazine selected Mr. Kyees as a top specialty retail chief financial officer on five separate occasions, evidencing his strong skills in corporate finance, strategic, and accounting matters.

VERA BRADLEY’S BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF THE FOREGOING NOMINEES

TO THE BOARD OF DIRECTORS.

Directors Continuing in Office

Class II Directors Serving until the 2012 Annual Meeting

Robert J. Hall, age 52, Chairman of the Board of Directors

Robert J. Hall has served as a director since 2007 and as Chairman of the Board since September 2010. Mr. Hall currently is the principal of Andesite Holdings, a private investment firm that he founded in 2007. Prior to founding Andesite Holdings, Mr. Hall served as an Executive Director for UBS Financial Services from 2000 to 2007. From 1995 to 2000, he served as a Senior Vice President for Paine Webber in Philadelphia, Pennsylvania. Mr. Hall serves as a director of Thomas Raymond & Co., a manufacturer of men’s handcrafted footwear, New World Stoneworks LLC, a retailer of stone products, and KodaBow Inc., a manufacturer and retailer of sporting goods. Mr. Hall also serves as the Chairman of the Board of the Mid-Atlantic region of Teach for America.

Mr. Hall provides our board of directors with insight and perspective on general strategic and financial matters, stemming from his extensive experience in investment banking, investment management, financial planning, and private placements.

P. Michael Miller, age 73, Director

P. Michael Miller has served as a director since 1990. From 1990 through June 2010, he also served as our Secretary and Treasurer. Mr. Miller is a senior partner in the law firm of Hunt Suedhoff Kalamaros LLP. He has been a partner with the firm since 1997. Mr. Miller also serves as a director of the Vera Bradley Foundation for Breast Cancer.

Mr. Miller has been involved with Vera Bradley since its inception and brings to our board of directors a broad array of institutional knowledge and historical perspective. Mr. Miller also provides insight and guidance on legal and business matters, stemming from his experience as a practicing attorney.

Edward M. Schmults, age 48, Director

Edward M. Schmults has served as a director since September 2010. Mr. Schmults currently serves as the Chief Executive Officer of Wild Things, LLC, a private company that provides cold weather clothing to the U.S. military and federal and state law enforcement agencies. Mr. Schmults has served as the Chief Executive Officer of Wild Things, LLC since 2009. From 2005 to 2009, Mr. Schmults served as the Chief Executive Officer of FAO Schwarz, a toy retailer. Prior to joining FAO Schwarz, he was employed at RedEnvelope, Inc., a catalog and Internet retailer of affordable luxury goods, where he started as Senior Vice President of Operations in 2004 and was promoted to Chief Operating Officer in 2005. Mr. Schmults was a consultant in the Entrepreneur-in-Residence program at Benchmark Capital in London in 2003. From 2000 to 2003, he served as President of Global Sales for Freeborders, an enterprise software company. From 1997 to 2000, he served as President of Moonstone Mountain Equipment, an outdoor equipment company. Prior to joining Moonstone Mountain Equipment, Mr. Schmults held various positions at Patagonia, Inc., a high-end outdoor clothing company, from 1990 to 1997. Mr. Schmults previously served on the board of directors of Recreational Equipment, Inc. (REI), a retailer of outdoor clothing and equipment, from 2007 to 2010. He currently serves on the Board of Trustees of the National Outdoor Leadership School and is a member of the National Council of the American Prairie Foundation.

Mr. Schmults brings to our board of directors over 20 years of experience in branded consumer products, direct-to-consumer sales, finance, information technology, and socially responsible business practices.

Class III Directors Serving until the 2013 Annual Meeting

Barbara Bradley Baekgaard, age 72, Co-Founder, Chief Creative Officer and Director

Barbara Bradley Baekgaard co-founded Vera Bradley in 1982 and has served as a director since then. From 1982 through June 2010, she also served as Co-President. From the outset, Ms. Bradley Baekgaard has provided leadership and strategic direction in our brand’s development by providing creative vision to areas such as marketing, product design, assortment planning, and the design and visual merchandising of our stores. In May 2010, she was appointed Chief Creative Officer. She currently serves as a board member of the Indiana University Cancer Center Development and the Vera Bradley Foundation for Breast Cancer. Ms. Bradley Baekgaard’s most recent personal awards include the 2007 Country Living Entrepreneur Award and the 2006 Gifts and Decorative Accessories Industry Achievement Award.

As Co-Founder of Vera Bradley, Ms. Bradley Baekgaard serves a key leadership role on our board of directors and provides the board with a broad array of institutional knowledge and historical perspective as well as an in-depth knowledge of business strategy, branding, product development, and store design.

Patricia R. Miller, age 72, Co-Founder, National Spokesperson and Director

Patricia R. Miller co-founded Vera Bradley in 1982 and has served as a director since then. From 1982 through June 2010, she also served as Co-President. From the outset, Ms. Miller has provided leadership and strategic direction to the business, guiding the development of our operations and supply chain infrastructure and the growth of our employee base. Ms. Miller has also regularly provided a face for Vera Bradley. In June 2010, she was appointed National Spokesperson for the Company where she will continue to promote our brand. Ms. Miller served as the first Secretary of Commerce for the State of Indiana and the Chief Executive Officer of the Indiana Economic Development Corporation from 2005 to 2006. Her most recent personal awards include the Ball State University Indiana Women of Achievement Award for Entrepreneurship in 2006 and the Indiana Historical Society Indiana Living Legend Award in 2008. Ms. Miller serves as a director for the Indiana University Foundation and for the Vera Bradley Foundation for Breast Cancer.

As Co-Founder of Vera Bradley, Ms. Miller brings to our board of directors a broad array of institutional knowledge and historical perspective. Ms. Miller also provides insight and perspective on general strategic and business matters, stemming from her executive and finance experience as Secretary of Commerce for the State of Indiana and as Chief Executive Officer of the Indiana Economic Development Corporation.

Frances P. Philip, age 53, Director

Frances P. Philip has served as a director since May 2011. From 1994 to 2011, Ms. Philip held positions of increasing responsibility at L.L. Bean, including Chief Merchandising Officer from 2002 to 2011. Prior to working at L.L. Bean, Ms. Philip was one of three principals who launched the innovative fresh flower catalog,

Calyx & Corolla, and she served in a variety of roles with other specialty retailers, including The Nature Company, Williams-Sonoma, and The Gap. Ms. Philip is a graduate of Harvard Business School and also serves on the boards of A.T. Cross Company, Crane & Co., Inc. and Coastal Humane Society.

Ms. Philip brings to our board extensive experience in product design and development, multi-channel merchandising and the retail and consumer products industry.

Family Relationships

Several members of our board of directors and our management team are related to one another. P. Michael Miller is the husband of Patricia R. Miller. Robert J. Hall and Michael C. Ray are sons-in-law of Barbara Bradley Baekgaard. Accordingly, Robert J. Hall and Michael C. Ray are brothers-in-law.

Board of Directors Qualification

We believe that our board of directors as a whole should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of our board of directors and the evolving needs of our business. Our board of directors identifies candidates for election to the board and reviews their skills, characteristics and experience.

Our board of directors seeks directors with strong reputations and experience in areas relevant to the strategy and operations of our business, particularly industries and growth segments that we serve. We believe each of our current directors has operating experience that meets this objective. We believe that our board collectively has experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development.

Our board of directors also believes that each of our current directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to service on our board.

Board Independence

Our board has determined that Barbara Bradley Baekgaard, Patricia R. Miller, P. Michael Miller, Robert J. Hall and Michael C. Ray are not independent under the listing standards of The NASDAQ Stock Market. See “Certain Relationships and Related Party Transactions” for a description of such relationships. Our board has affirmatively determined that John E. Kyees, Edward M. Schmults and Frances P. Philip satisfy the independence requirements of The NASDAQ Stock Market standards for service on our board and each of its committees.

Although The NASDAQ Stock Market standards require that a majority of our directors be independent, under special phase-in rules applicable to newly public companies, we have twelve months from the date of listing to comply with this requirement. We plan to achieve compliance with this requirement by adding independent directors to our board of directors before the expiration of the phase-in period.

Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Although The NASDAQ Stock Market standards require that all members of our board committees be independent, under special phase-in rules applicable to newly public companies, we have twelve months from the date of listing to comply with this requirement. We believe that the composition of our board committees will meet the criteria for independence under the rules of The NASDAQ Stock Market before the expiration of the phase-in period.

Audit Committee. Our audit committee reviews and recommends to the board of directors internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, our audit committee has the authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants.

Our audit committee consists of John E. Kyees, Edward M. Schmults and P. Michael Miller, with John E. Kyees serving as chairman. As determined by our board, John E. Kyees is an audit committee financial expert under SEC rules implementing the Sarbanes-Oxley Act of 2002. Our board has affirmatively determined that John E. Kyees and Edward M. Schmults satisfy the independence requirements of The NASDAQ Stock Market. Our audit committee charter is available on our corporate website at www.verabradley.com. Our website is not part of this proxy statement.

Compensation Committee. Our compensation committee reviews and recommends to our Chief Executive Officer and the board of directors policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The compensation committee has the authority to administer our 2010 Equity and Incentive Plan and advise and consult with our officers regarding managerial personnel policies.

Our compensation committee consists of John E. Kyees, Edward M. Schmults and Robert J. Hall, with John E. Kyees serving as chairman. Our board has affirmatively determined that John E. Kyees and Edward M. Schmults satisfy the independence requirements of The NASDAQ Stock Market. Our compensation committee charter is available on our corporate website at www.verabradley.com. Our website is not part of this proxy statement.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee assists the board of directors with its responsibilities regarding the identification of individuals qualified to become directors, the selection of the director nominees for the next annual meeting of shareholders and the selection of director candidates to fill any vacancies on the board of directors. The Company also engaged Crist|Kolder Associates to assist the nominating and corporate governance committee and the board of directors in identifying potential nominees to the board of directors and evaluating such nominees’ strengths and weaknesses.

Our nominating and corporate governance committee consists of John E. Kyees, Edward M. Schmults and Patricia R. Miller, with Edward M. Schmults serving as chairman. Our board has affirmatively determined that John E. Kyees and Edward M. Schmults satisfy the independence requirements of The NASDAQ Stock Market. Our nominating and corporate governance committee charter is available on our corporate website at www.verabradley.com. Our website is not part of this proxy statement.

Meeting Attendance

Our board of directors held 26 meetings during fiscal 2011, including meetings of the board of directors of Vera Bradley Designs, Inc. prior to our reorganization. Each of the standing committees of the board of directors held the number of meetings indicated below. During fiscal 2011, each of our directors attended at least 75% of the total number of meetings of the board and all of the committees of the board held during the period in which such director served. Directors are encouraged to attend our annual meetings of shareholders.

The following table sets forth the three standing committees of the board of directors and the number of meetings held by each committee:

Audit	Compensation	Nominating and Corporate Governance
4	1	—

Compensation Committee Interlocks and Insider Participation

Historically, compensation decisions for our executive officers were made by our board of directors as a whole and certain officers and employees not on our board of directors at the time such decisions were made, including Michael C. Ray, Jeffrey A. Blade, David R. Traylor and Julie North. Currently, our compensation committee is expected to be comprised exclusively of directors who have not, at any time, served as an officer or employee of us or any of our subsidiaries. None of our executive officers has served as a member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our compensation committee.

Fiscal 2011 Director Compensation

The following table summarizes compensation that our directors earned during fiscal 2011 for services as members of our board of directors.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation(3)	Total
P. Michael Miller	$70,996	$511,000	$190,888	$772,884
Robert J. Hall	93,827	511,000	190,888	795,715
John E. Kyees	51,913	255,500	95,444	402,857
Edward M. Schmults	15,666	—	—	15,666

(1)	We did not pay our employee directors, Mr. Ray, Ms. Miller, and Ms. Bradley Baekgaard, any compensation for their services on our board of directors in fiscal 2011. Ms. Philip joined our board in fiscal 2012 and thus during fiscal 2011, did not earn any compensation for services on our board.
(2)	Represents the aggregate grant date fair value of restricted stock awarded during the fiscal year, computed in accordance with FASB ASC Topic 718. Additional information regarding the calculation of these values is included in Notes 2 and 9 to our consolidated financial statements for the fiscal year ended January 29, 2011.
(3)	Represents cash bonuses paid to reimburse each director for the required tax withholding obligation with respect to restricted stock awarded during the fiscal year.

Summary of Director Compensation

Prior to July 1, 2010, we paid our non-employee directors a base cash retainer of $70,000 and meeting fees of $1,000 per meeting ($500 for telephonic meetings).

In fiscal 2011, our outside compensation consultant (as described in more detail below) reviewed our cash compensation for non-employee directors. In reviewing total compensation for our non-employee directors, our consultant evaluated the cash compensation programs and long-term equity incentive programs for non-employee directors of comparable companies. On July 1, 2010, we began providing a revised cash compensation program to our non-employee directors, including Mr. Miller, Mr. Hall, and Mr. Kyees, who became a director in April 2010. Mr. Schmults, who became a director in September 2010, also participates in the non-employee director compensation programs. Ms. Philip will participate in such programs in fiscal 2012.

Under our revised cash compensation program, we pay each of our non-employee directors a cash retainer of $34,000 annually, a per board of directors meeting fee of $2,000 ($500 for telephonic meetings), and a per committee meeting fee of $2,000. In addition, if such directors are not employees, we pay our audit committee chair an additional retainer of $8,750 and each of our other committee chairs an additional retainer of $5,000. If such chairperson is not an employee, we pay the chairperson of our board of directors an additional $40,000 retainer. All of our directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees.

In July 2010, we awarded long-term equity incentives in the form of restricted common shares as part of our overall compensation program to certain of our non-employee directors, as discussed in “Equity Compensation Awards — Pre-IPO Equity Grants” below, as follows: P. Michael Miller — 35,437 shares; Robert J. Hall — 35,437 shares; and John Kyees — 17,719 shares. Recipients of restricted shares made Section 83(b) elections and were each paid an additional cash bonus by us in the amount of the expected tax obligation on the restricted shares and the cash bonus, as follows: P. Michael Miller — $190,888; Robert J. Hall — $190,888; and John Kyees — $95,444. Under the 2010 Plan, our non-employee directors are also eligible to receive stock options and other equity grants at the discretion of our compensation committee or other administrator of the 2010 Plan. See “— 2010 Equity and Incentive Plan” below for a description of the 2010 Plan.

We plan to pay each of our non-employee directors an annual equity grant with a value of $50,000. On March 29, 2011, our compensation committee granted 1,209 restricted stock units to each of our non-employee directors. These restricted stock units vest and settle in our common shares, on a one-for-one basis, in equal installments on each of the first three anniversaries of the grant date. The applicable award agreement also provides that the units shall vest immediately upon the occurrence of a change in control, as defined in the agreement.

Limitation of Liability and Indemnification of Directors and Officers

Our second amended and restated articles of incorporation provide for indemnification, to the fullest extent permitted by the Indiana Business Corporation Law, as amended (the “IBCL”), of our directors and officers against liability and reasonable expenses that may be incurred by them in connection with proceedings to which the directors or officers are made a party by reason of their relationship to the Company. Our second amended and restated articles of incorporation and amended and restated bylaws also provide for indemnification of our directors and officers where they have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and in the case of criminal proceedings, they had reasonable cause to believe the action was lawful or they had no reasonable cause to believe the action was unlawful. We have obtained insurance that insures our directors and officers against specified losses.

In addition, we have entered into separate indemnification agreements with our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. These indemnification agreements may require us to indemnify our directors and executive officers for related expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that were actually and reasonably incurred or suffered by a director or executive officer in an action or proceeding arising out of his or her service as one of our directors or executive officers.

Board Leadership Structure

Our board of directors believes that one of its most important functions is to protect shareholders’ interests through independent oversight of management, including the Chief Executive Officer. However, the board of directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chairman of the Board of Directors and Chief Executive Officer. The board considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for us, based on the particular circumstances facing us from time to time.

Currently, the positions of Chairman of the Board of Directors and Chief Executive Officer are held by separate persons because the board of directors has determined that this structure aids in the oversight of management and is in the best interests of the Company and its shareholders at this point in time.

Communications with Directors

Shareholders may communicate with our directors by transmitting correspondence to our investor relations desk via the Internet at investors.verabradley.com/contactBoard.cfm or to our Secretary at:

Corporate Secretary

c/o Vera Bradley, Inc.

2208 Production Road

Fort Wayne, Indiana 46808

The Corporate Secretary will, as appropriate, forward communications to the board of directors or to any individual director, directors or board committee to whom the communication is directed.

Code of Ethics

We have adopted a code of ethics, our Conflict of Interest and Business Ethics Policy, applicable to all directors, officers, employees, representatives, agents, and consultants of the Company. In addition to being subject to the Conflict of Interest and Business Ethics Policy, our Chief Executive Officer, Executive Vice President — Chief Financial and Administrative Officer, Treasurer, and Corporate Controller are also subject to our Code of Ethics for Senior Financial Officers. Both our Conflict of Interest and Business Ethics Policy and our Code of Ethics for Senior Financial Officers are available on our website, www.verabradley.com, under “Investor Relations, Corporate Governance.” Any amendment to, or waiver from, a provision of our Code that applies to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions and that relates to any element of the Code enumerated in paragraph (b) of Item 406 of Regulation S-K shall be disclosed by posting such information on our website.

Risk Oversight

In its governance role, and particularly in exercising its duty of care and diligence, the board of directors is responsible for ensuring that appropriate risk management policies and procedures are in place to protect the Company’s assets and business. While the board of directors has the ultimate oversight responsibility for the risk management process, it has delegated to the audit committee the initial responsibility of overseeing the Company’s risk assessment and risk management. In fulfilling its delegated responsibility, the audit committee has directed management to ensure that an approach to risk management is implemented as part of the day-to-day operations of the Company, and to design internal control systems with a view to identifying and managing material risks.

On a periodic basis (not less than quarterly), the audit committee reviews and discusses with our management, the Company’s significant financial risk exposure and the steps that management has taken to monitor, control and report such risks. In addition, the audit committee regularly evaluates the Company’s policies, procedures and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and the steps being taken to monitor, control and report such risks. The audit committee reports its activities to the full board of directors on a regular basis (not less than annually) and in that regard makes such recommendations to the board of directors with respect to risk assessment and management as it may deem necessary and appropriate.

Audit Committee Report

Management is responsible for the preparation, presentation and integrity of Vera Bradley’s consolidated financial statements and the Company’s internal control over financial reporting. The independent registered public accounting firm of PricewaterhouseCoopers, or PwC, is responsible for performing an independent audit of the Company’s consolidated financial statements. The audit committee’s responsibility is to monitor and oversee these processes. The audit committee is also responsible for selecting and evaluating the independence of the Company’s independent registered public accounting firm and for pre-approving the services rendered by that firm.

In this context, the audit committee reports as follows:

1.	The audit committee has reviewed and discussed with management Vera Bradley’s audited consolidated financial statements for the fiscal year ended January 29, 2011;

2.	The audit committee has discussed with representatives of PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.	The audit committee has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the audit committee concerning independence, and has discussed with PwC its independence; and

4.	The audit committee has considered whether the provision by PwC of non-audit services to Vera Bradley is compatible with maintaining PwC’s independence.

Based on these procedures and discussions, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements referred to above be included in Vera Bradley’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, for filing with the Securities and Exchange Commission.

Audit Committee

John E. Kyees, Chairman

Edward M. Schmults

P. Michael Miller

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITORS

Proposal

The audit committee has selected PwC as our independent registered public accounting firm to audit the consolidated financial statements of Vera Bradley for the fiscal year ending January 28, 2012. The audit committee and the board of directors seek to have the shareholders ratify the audit committee’s appointment of PwC, which has served as Vera Bradley’s independent registered public accounting firm since 2006. Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

The following table sets forth the aggregate fees billed by PwC to Vera Bradley for the fiscal years ended January 29, 2011 and January 30, 2010:

	Fiscal 2011	Fiscal 2010
Audit Fees (1)	$1,995,545	$366,682
Audit-Related Fees (2)	14,000	14,000
Tax Fees (3)	—	5,808
All Other Fees (4)	13,443	10,500

Total	$2,022,988	$396,990

(1)	Audit Fees for fiscal 2011 consist of fees for professional services rendered by PwC in connection with the audit of our annual consolidated financial statements and reviews of our interim consolidated financial statements as well as services related to our initial public offering, including the issuance of a comfort letter and consent. Audit Fees for fiscal 2010 consist of fees for professional services rendered by PwC in connection with the audit of our annual consolidated financial statements.
(2)	Audit-Related Fees consist of fees related to employee benefit plan audits.
(3)	Tax Fees consist of fees for professional services related primarily to tax compliance and tax planning.
(4)	All Other Fees consist of fees for products and services other than the above-described services. In both years, these fees related primarily to subscriptions to online research databases.

In connection with our initial public offering in October 2010, the audit committee adopted a policy that requires the audit committee to pre-approve, prior to engagement, all audit and permissible non-audit services provided by the independent registered public accounting firm on an individual basis. All of the services described in lines (1) through (4) above that were provided since our initial public offering were pre-approved by the audit committee on an engagement-by-engagement basis. The audit committee considered the services listed above to be compatible with maintaining PwC’s independence.

Vote Required and Board Recommendation

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal

The guiding principles of our compensation policies and decisions include aligning each executive’s compensation with our business strategy and the interests of our shareholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Shareholders are urged to read the “Executive Compensation Discussion and Analysis” section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The compensation committee and the board of directors believe that our compensation design and practices are effective in implementing our guiding principles.

We are required to submit a proposal to shareholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Vera Bradley, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the Annual Meeting, including the Summary Compensation Table and the Executive Compensation Discussion and Analysis set forth in such proxy statement and other related tables and disclosures.”

Because this vote is advisory, the result will not be binding on us, our board of directors or our compensation committee, although our compensation committee will consider the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement, except with respect to shares held in street name, a broker must be so directed to vote such shares.

Vote Required and Board Recommendation

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Proposal

Pursuant to Section 14A of the Exchange Act, we are required to submit to shareholders an advisory vote regarding whether future shareholder advisory votes to approve the compensation of our named executive officers — similar to Proposal No. 3 above — should occur every one, two or three years. You may cast your vote by choosing yearly, every two years, or every three years, or you may abstain from voting when you vote for the resolution set forth below. The Dodd-Frank Act requires us to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years.

The board believes that the optimal frequency for the say-on-pay vote is every three years. A say-on-pay vote every three years strikes the right balance between having the vote too frequently with an annual or biannual vote and being responsive to shareholders. A vote every three years provides shareholders and advisory firms the opportunity to evaluate our executive compensation program on a more thorough, longer-term basis than an annual or biannual vote would do.

The board of directors believes an annual or biannual say-on-pay vote would not allow for changes to our compensation program to be in place long enough to evaluate whether the changes were effective. For example, if the say-on-pay vote in June 2011 led to changes to the compensation program being made in February 2012, at the beginning of the next fiscal year, those changes would be in place only a few months before the next annual say-on-pay vote would take place in June 2012.

Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the highest number of votes cast by the shareholders of Vera Bradley for the option set forth below shall be the preferred frequency with which the Company is to hold an advisory vote on the approval of the compensation of its named executive officers included in the proxy statement:

•	every year; or

•	every two years; or

•	every three years.”

Vote Required and Board Recommendation

The option of every year, every two years or every three years that receives the highest number of votes cast by shareholders will be deemed the frequency for future advisory votes on executive compensation that has been selected by our shareholders. Because this vote is advisory, however, the result will not be binding on us, our board of directors or our compensation committee. Our compensation committee will consider the outcome of the vote when determining how often we should submit to our shareholders an advisory vote to approve the compensation of our named executive officers included in our proxy statement. Proxies submitted without direction pursuant to this solicitation will be voted for the option of “every three years,” except with respect to shares held in street name, a broker must be so directed to vote such shares.

VERA BRADLEY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “EVERY THREE YEARS” AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS INCLUDED IN OUR PROXY STATEMENT.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This is a presentation of the material elements of compensation of our Chief Executive Officer, Executive Vice President — Chief Financial and Administrative Officer, and other executive officers identified in the “Summary Compensation Table” (collectively, our “named executive officers”) who served in those positions during the fiscal year ended January 29, 2011. To assist in understanding our named executive officer compensation program, we have included a discussion of our compensation policies and decisions for periods before and after fiscal 2011 where relevant.

Our compensation program is designed to provide some common standards throughout the Company. Therefore, much of what is disclosed below applies to executives in general and is not limited to our named executive officers.

Overview

Prior to the completion of our initial public offering, our board of directors had overall responsibility for the compensation program for our named executive officers. Since the completion of the offering, the compensation committee of our board of directors has had overall responsibility for the compensation program for our named executive officers. Members of the compensation committee are appointed by the board of directors.

Our executive compensation program is designed to encourage our named executive officers to focus on building shareholder value, maximizing growth and profitability, and continuing to maintain our unique culture and build our strong brand. We strive to provide our named executive officers with a compensation package that is competitive within our industry.

Our objective is to provide a competitive total rewards compensation package to attract and retain key personnel and drive effective results. Our executive compensation program provides for the following main elements:

•	base salaries, which are designed to allow us to attract and retain qualified candidates in a highly competitive market;

•	annual incentive compensation, which provides additional cash compensation and is designed to support our pay-for-performance philosophy, and equity-based compensation; and

•	a comprehensive benefits package that is available to all of our employees.

A detailed description of these components is provided below.

Elements of Our Executive Compensation Program

Base Salary. We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive’s job. We believe our base salaries are set at levels that allow us to attract and retain executives in competitive markets.

Annual Incentive Compensation. Our annual incentive compensation, in the form of an annual cash bonus, is intended to compensate our named executive officers for meeting our corporate objectives and, for some of our named executive officers, individual performance objectives, and to incentivize our named executive officers to meet these objectives. These objectives may be both financial and non-financial and may be based on Company or individual performance. The compensation committee typically sets a target level at which the full 100% bonus can be earned and then also sets a slightly lower target at which a partial bonus can be earned if the objective is almost achieved, as well as a higher target at which a greater-than-100% bonus can be earned for exceeding the 100% bonus target.

Long-Term Incentive Compensation. In fiscal 2012, we added long-term equity awards to our executive compensation program in order to compete for executive talent and align the interests of our employees, including our named executive officers, with those of the Company’s owners. We anticipate that long-term incentive compensation will continue to be an integral part of our compensation program.

Benefits. Our benefits, such as our basic health benefits, 401(k) plan, life insurance, paid time off, matching charitable gifts program, tuition reimbursement and discounts on certain Company products, are intended to provide a stable array of support to our employees and their families throughout various stages of their careers, and these core benefits are provided to all employees. The 401(k) plan allows participants to defer amounts of their annual compensation before taxes, up to the cap set by the Internal Revenue Code, which was $16,500 per person for calendar year 2010. Employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) plan. We currently provide matching contributions equal to 50% of an employee’s individual contribution, up to a maximum of 10% of the participant’s annual salary and subject to certain other limits.

Determining the Amount of Each Element of Compensation

Overview. The amount of each element of our compensation program is determined by our compensation committee on an annual basis taking into consideration our results of operations, long and short-term goals, individual goals, the competitive market for our named executive officers, and general economic factors. Our approach has been to provide executives with a base salary and an annual bonus opportunity that generally are competitive with the level of those elements paid for comparable positions at comparable companies. Once the level of compensation is set for the year, the compensation committee may revisit its decisions if there are material developments during the year, such as promotions, changes in responsibilities, or other factors, that may warrant a change in compensation. After the year is over, the compensation committee reviews the performance of the named executive officers to determine the achievement of annual incentive compensation targets and to assess the overall functioning of our compensation plans against our goals.

In fiscal 2010, our board of directors engaged a compensation consultant, Towers Watson (formerly known as Towers Perrin, prior to its merger with Watson Wyatt), to provide data and recommendations regarding our compensation program in order to remain competitive with compensation programs at other companies with which we may compete for talent. Towers Watson’s final report and recommendations were presented in fiscal 2011. In fiscal 2011, the aggregate of the fees paid to Towers Watson for determining and recommending the amount and form of executive and director compensation was $0.2 million and the aggregate of the fees paid for additional compensation-related services was $0.7 million.

Base Pay. The level of base pay for each named executive officer prior to fiscal 2011 was not determined through formal benchmarking, but rather through an annual assessment of the individual factors described in “— Overview” above. Our objective going forward, which we achieved for fiscal 2011, is generally to be within the competitive range of the market median, on average, for base salaries of our executive officers, including our named executive officers.

In its review of our levels of base salary as compared to the market, Towers Watson gathered base salary data from Watson Wyatt’s Top Management Database, which was adjusted to the Company’s revenue size. We did not select a specific peer group, nor did we review data from specific companies (nor were we aware of the identities of the specific component companies included in the database), but rather we used market pay data for the non-durable goods manufacturer segment within the Watson Wyatt database. The base salary data that was gathered was effective as of April 1, 2010. We consider a range of +/-15% around the market median (50th percentile) to be competitive but still capable of recognizing differences among executives.

As a result of our consultant’s review, the board of directors decided to adjust Mr. Ray’s base salary (which, for fiscal 2010, was 25% below the 50th percentile) for fiscal 2011 so that his base salary was at the 50th percentile of chief executive officers of the surveyed companies. Mr. Blade’s fiscal 2011 base salary is within the competitive range of the targeted market 50th percentile. Notwithstanding our objective of bringing the base salaries of our executive officers, on average, within the competitive range of the market median, David R. Traylor, our current Treasurer and former Chief Financial Officer, and Ms. Colby received modest base salary increases for fiscal 2011 in recognition of their performance in fiscal 2010. Ms. Nichols’s 2011 base salary was not adjusted from the prior year; however, for fiscal 2012, her base salary rate was reduced to $275,002, effective February 6, 2011. Mr. Wojewuczki received a base salary increase in fiscal 2011 in connection with his promotion to Executive Vice President — Operations. Prior to April 29, 2010, Mr. Wojewuczki was our Vice President — Operations.

The following table shows base salary rate increases for each of our named executive officers for fiscal 2011:

Name and Principal Position	Fiscal 2010 Base Salary Rate(1)	Fiscal 2011 Base Salary Rate(2)		Fiscal 2011 Percentage Increase
Michael C. Ray Chief Executive Officer	$413,998	$550,004		32.9%

Jeffrey A. Blade Executive Vice President — Chief Financial and Administrative Officer(3)	—	315,016		—

David R. Traylor Treasurer(4)	255,476	267,280		4.6%

Jill A. Nichols Executive Vice President — Philanthropy and Community Relations(5)	362,258	362,258	(6)	0%

Kimberly F. Colby Executive Vice President — Design	362,258	379,002		4.6%

Matthew C. Wojewuczki Executive Vice President — Operations(7)	302,172	350,844		16.1%

(1)	Effective April 26, 2009.
(2)	Effective March 28, 2010, except with respect to Mr. Blade, who was hired on May 2, 2010. See “Fiscal 2012 Compensation Actions” below for current base salary rates.
(3)	Mr. Blade was hired by the Company on May 2, 2010.
(4)	Prior to February 7, 2011, Mr. Traylor was our Vice President — Finance, a position to which he was appointed on April 29, 2010. Prior to April 29, 2010, Mr. Traylor was our Chief Financial Officer, a position to which he was appointed in fiscal 2009.
(5)	Prior to April 29, 2010, Ms. Nichols’s position was Executive Vice President and Chief Operating Officer.
(6)	Ms. Nichols’s base salary rate was reduced to $275,002, effective February 6, 2011, in connection with her above-mentioned transition from our Executive Vice President and Chief Operating Officer to our Executive Vice President — Philanthropy and Community Relations.
(7)	Prior to April 29, 2010, Mr. Wojewuczki was our Vice President — Operations, a position to which he was appointed in 2003.

Annual Incentive Compensation. Our compensation committee establishes the goals for our Annual Incentive Bonus Program on an annual basis, and distributions are typically made after the end of each fiscal year after the compensation committee has determined if the goals have been achieved. The compensation committee, however, has the authority to modify a bonus structure during the year, as it deems appropriate.

In its review of our levels of bonus compensation as compared to the market, Towers Watson gathered target bonus values from Towers Perrin’s Executive Compensation Database, which was adjusted to the Company’s revenue size. We did not select a specific peer group, nor did we review data from specific companies (nor were we aware of the identities of the specific component companies included in the database), but rather we used market pay data for the general industries segment within the Towers Perrin database. The bonus information that was gathered was effective as of April 1, 2010. Consistent with our newly adopted Company-wide approach of targeting annual incentive opportunities near the market 60th percentile for all employees, the board of directors decided to adjust the annual target bonus opportunity in fiscal 2011 for our named executive officers generally to approach more closely the 60th percentile of comparable positions at comparable companies within the database.

Mr. Ray’s fiscal 2010 target bonus opportunity was significantly below the 60th percentile for chief executive officers in the survey data. Mr. Ray’s target bonus opportunity for fiscal 2011 was set at 60% of his fiscal 2011 base salary (compared to a previous opportunity of 62.5% of his fiscal 2010 base salary). The board of directors decided not to increase Mr. Ray’s annual target bonus opportunity to the 60th percentile (which would have resulted in a target bonus opportunity of 90% of his fiscal 2011 base salary) because his recently increased base salary had already resulted in a significant increase in Mr. Ray’s fiscal 2011 annual target bonus opportunity from his fiscal 2010 annual target bonus opportunity.

Mr. Blade’s fiscal 2011 target bonus opportunity of 50% of his fiscal 2011 base salary corresponds with our Company-wide approach of aligning target bonuses with the market 60th percentile.

Notwithstanding our general Company-wide approach of bringing the annual target bonus opportunities of our named executive officers nearer to the market 60th percentile, Mr. Traylor’s fiscal 2011 target bonus opportunity was increased to 50% of his fiscal 2011 base salary (from a previous bonus opportunity of 37.5% of his fiscal 2010 base salary), which is above the 60th percentile for his position. However, the board of directors determined this increase was appropriate based on the experience Mr. Traylor brings to the Company as a result of having formerly served as the Company’s chief financial officer.

In accordance with our Company-wide approach, Ms. Nichols’s and Ms. Colby’s fiscal 2011 target bonus opportunities were reduced to 50% of their fiscal 2011 base salaries (from a previous bonus opportunity of 62.5% of their fiscal 2010 base salaries), with their maximum opportunities unchanged at 75% of base salary. In connection with his promotion to Executive Vice President — Operations and in accordance with our Company-wide approach, Mr. Wojewuczki’s fiscal 2011 target bonus opportunity was set at 50% of his fiscal 2011 base salary.

Bonus payouts for fiscal 2011 were determined based 50% on Company-wide net revenues and 50% on operating income performance. Our board of directors established the following Company-wide net revenue and operating income goals for fiscal 2011: a threshold of $289 million for Company-wide net revenues and $47.8 million for operating income; a target of $324 million for Company-wide net revenues and $56.2 million for operating income; and a maximum of $373 million for Company-wide net revenues and $64.6 million for operating income. As a result of positive Company performance in a better-than-expected economic environment, for fiscal 2011, Company-wide net revenues were $366.1 million and operating income, as adjusted, was $75.2 million.

The following table sets forth each named executive officer’s threshold, target, and maximum annual bonus opportunity for fiscal 2011, as well as the bonus levels as a percentage of each officer’s fiscal 2011 eligible earnings:

Name(1)	Fiscal 2011 Eligible Earnings(1)	Fiscal 2011 Threshold Bonus Opportunity	Fiscal 2011 Target Bonus Opportunity	Fiscal 2011 Maximum Bonus Opportunity	Fiscal 2011 Threshold/Target/ Maximum Bonus as a Percentage of Eligible Earnings	Fiscal 2011 Bonus Earned
Michael C. Ray	$529,080	$158,724	$317,448	$476,172	30% /60% /90%	$465,061
Jeffrey A. Blade	238,685	59,671	119,343	179,014	25% /50% /75%	174,837
David R. Traylor	265,464	66,366	132,732	199,098	25% /50% /75%	194,452
Jill A. Nichols	362,258	90,565	181,129	271,694	25% /50% /75%	265,354
Kimberly F. Colby	376,426	94,107	188,213	282,320	25% /50% /75%	275,732
Matthew C. Wojewuczki	343,356	85,839	171,678	257,517	25% /50% /75%	251,508

(1)	Eligible earnings are defined as gross wages earned under regular employment status during the fiscal year, excluding any incentive payments and taxable fringe benefits.

Beginning in fiscal 2012, annual incentive compensation will be paid under the 2010 Equity and Incentive Plan (the “2010 Plan”), described further in “— 2010 Equity and Incentive Plan” below.

Equity Compensation Awards

In fiscal 2010 and prior years, we did not have a plan or arrangement under which our named executive officers were granted options or other equity awards.

Pre-IPO Equity Grants. In order to retain key executives and provide a vehicle for executive ownership, on July 30, 2010, our board of directors approved our 2010 Restricted Stock Plan and granted to our named executive officers, certain of our employees, and our non-employee directors a one-time grant of our restricted common shares. The total number of restricted shares granted was 1,095,003 and included grants to our named executive officers, as follows: Michael C. Ray — 155,923 shares; Jeffrey A. Blade — 106,311 shares; David R. Traylor — 106,311 shares; Jill A. Nichols — 106,311 shares; Kimberly F. Colby — 106,311 shares; and Matthew C. Wojewuczki — 106,311 shares.

The size of each individual restricted share grant was based primarily on a combination of internal pay equity considerations, overall dilution of current ownership, and our lack of any equity incentive compensation prior thereto. We also reviewed, solely as a reference point and not for benchmarking purposes, market data on long-term incentive opportunities within the general industries segment of the Towers Perrin Executive Compensation Database.

The restricted shares were scheduled to vest on the first anniversary of the grant date. Vesting of the restricted shares was accelerated upon completion of our initial public offering. Recipients of restricted shares made Section 83(b) elections and were each paid an additional cash bonus by us in the amount of the required tax withholding obligation on the restricted shares and the expected tax obligation on the cash bonus, as follows: $839,908 for Michael C. Ray; and $572,665 for each of Jeffrey A. Blade, David R. Traylor, Jill A. Nichols, Kimberly F. Colby, and Matthew C. Wojewuczki.

Post-IPO Equity and Incentive Grants. In connection with our initial public offering, our board of directors and our shareholders approved the 2010 Plan, which allows us to provide a variety of different types of incentive awards (including annual and long-term incentive awards) to our executives and other employees. The 2010 Plan permits us to issue stock options, restricted stock units, restricted stock, stock appreciation rights, performance units, performance shares, and cash incentive awards to eligible employees (including our named executive officers), directors, and advisors, as determined by the compensation committee. For more details regarding the 2010 Plan, see “— 2010 Equity and Incentive Plan” below.

Employee Restricted Stock Unit Grant. In connection with our initial public offering, we awarded an aggregate of 56,675 restricted stock units to our employees. The number of restricted stock units awarded to each employee was determined based on the employee’s years of service with the Company and ranged from 25 to 100 units per employee. The restricted stock units were granted under the 2010 Plan, vest on the second anniversary of the grant date, and are subject to forfeiture during the vesting period if an employee is no longer employed by us.

Severance and Change in Control Arrangements

We do not have any formal severance, change in control, or employment agreements or arrangements with our named executive officers (other than Mr. Blade). Severance arrangements with executives have traditionally been determined on a case-by-case basis. We have a general severance policy for employees that provides for one week of pay for each year of service with us, with a minimum total payment of 2 weeks of pay, in the event of an involuntary termination of the employee by us. The board of directors is considering adopting a more formal severance plan for executives going forward. Mr. Blade’s offer letter provides that, in the event he is terminated by us without just cause (as defined in his offer letter), he will be entitled to a severance payment equal to one year’s base salary and a pro-rata bonus for the portion of the year prior to his termination, to the extent that a bonus would be payable for the year based on Company performance.

The 2010 Plan permits the potential acceleration of outstanding awards in the event of an involuntary termination of employment of an executive in connection with a change in control, as defined in the 2010 Plan, in accordance with the applicable award agreements.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider, among other factors, the anticipated accounting and tax implications to us and our executives. Following the completion of our initial public offering, Section 162(m) of the Internal Revenue Code may impose a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next three most highly compensated executive officers other than the chief financial officer, unless specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by shareholders and meet other requirements. We will seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals, and therefore we have not adopted a policy requiring all compensation to be deductible. Our compensation committee will assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate. The 2010 Plan allows us to provide compensation that meets the deductibility requirements of Section 162(m). Because of our recently completed initial public offering, however, compensation under the 2010 Plan is not subject to Section 162(m) until the earliest to occur of (i) the expiration of the 2010 Plan, (ii) an amendment of the 2010 Plan that results in a material modification of the 2010 Plan, (iii) the issuance of all of our common shares that have been reserved for issuance under the 2010 Plan, or (iv) our 2014 annual meeting of shareholders.

Role of Executives in Executive Compensation Decisions

Our compensation committee generally seeks input from Mr. Ray when discussing the performance and compensation levels of the other named executive officers. The compensation committee also works with Mr. Ray, Mr. Blade, and the head of our human resources department in evaluating the financial, accounting, tax, and retention implications of our various compensation programs. Neither Mr. Ray, Mr. Blade, nor any of our other executives participates in deliberations relating to his or her own compensation.

Fiscal 2012 Compensation Actions

On March 29, 2011, we granted restricted stock units to certain executives, including our named executive officers, in the following quantities: Michael C. Ray — 16,623 units; Jeffrey A. Blade — 4,570 units; David R. Traylor — 2,418 units; Jill A. Nichols — 3,989 units; Kimberly F. Colby — 5,498 units; and Matthew C. Wojewuczki — 5,090 units. These restricted stock units vest and settle in our common shares, on a one-for-one basis, in equal installments on each of the first three anniversaries of the grant date. The applicable award agreement also provides that the units shall vest immediately upon the later of (i) the occurrence of a change in control, as defined in the agreement, or (ii) the recipient’s termination other than for cause during the time period beginning three months prior to the public announcement of a proposed change in control and ending twelve months after a change in control.

Effective March 13, 2011, the base salary rates of the following named executive officers increased to the following amounts: Michael C. Ray — $576,446; Jeffrey A. Blade — $361,634; Jill A. Nichols — $282,932; Kimberly F. Colby — $393,562; and Matthew C. Wojewuczki — $367,692. Effective May 2012, in connection with Mr. Traylor’s transition from Vice President — Finance to Treasurer, his base salary rate decreased to $205,998.

Summary Compensation Table

The table below shows information concerning the annual compensation for services to the Company in all capacities of the Company’s named executive officers during the last two completed fiscal years. Information regarding fiscal 2010 compensation for Mr. Blade and Mr. Wojewuczki is omitted, because neither individual was a named executive officer during that year.

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	All Other Compen- sation(4)		Total Compen- sation
Michael C. Ray	2011	$529,080	$839,908	$2,250,000	—	$465,061	$8,616	(5)	$4,092,665
Chief Executive Officer	2010	410,232	—	—	—	306,867	11,800	(6)	728,899

Jeffrey A. Blade	2011	238,685	572,665	1,533,800		174,837	142,502		2,662,489
Executive Vice President — Chief Financial and Administrative Officer(7)

David R. Traylor	2011	265,464	572,665	1,533,800	—	194,452	11,846	(5)	2,578,227
Treasurer(8)	2010	251,311	—	—	—	122,716	11,000	(6)	385,027

Jill A. Nichols	2011	362,258	572,665	1,534,600	—	265,354	8,250	(5)	2,743,127
Executive Vice President — Philanthropy and Community Relations(9)	2010	358,961	—	—	—	268,514	11,800	(6)	639,275

Kimberly F. Colby	2011	376,426	572,665	1,534,600	—	275,732	8,105	(5)	2,767,528
Executive Vice President — Design	2010	358,961	—	—	—	268,514	10,300	(6)	637,775

Matthew C. Wojewuczki	2011	343,356	572,665	1,533,800	—	251,508	8,325	(5)	2,709,654
Executive Vice President — Operations

(1)	Represents cash bonuses paid to reimburse each named executive officer for the required tax withholding obligation upon filing a Section 83(b) election with respect to restricted stock awarded during the fiscal year.
(2)	Represents the aggregate grant date fair value of restricted stock and restricted stock units awarded during the fiscal year, computed in accordance with FASB ASC Topic 718. The grant date fair value of each individual award of restricted stock and restricted stock units is set forth in the Fiscal 2011 Grants of Plan-Based Awards table below. Additional information regarding the calculation of these values is included in Notes 2 and 9 to our consolidated financial statements for the fiscal year ended January 29, 2011.
(3)	Represents annual incentive compensation paid under the Company’s Annual Incentive Bonus Program.
(4)	Payments of cash bonuses to reimburse each named executive officer for the required tax withholding obligation with respect to restricted stock awarded during the fiscal year are reported in the “Bonus” column.
(5)	Represents 401(k) matching contributions made by the Company.

(6)	Represents 401(k) matching contributions made by the Company of $8,250 for each of Mr. Ray, Ms. Nichols and Ms. Colby, and $11,000 for Mr. Traylor; and reimbursement for tax planning services of $3,550 for each of Mr. Ray and Ms. Nichols, and $2,050 for Ms. Colby.
(7)	Mr. Blade was hired by the Company on May 2, 2010. The amount reported as “All Other Compensation” represents relocation expenses paid to Mr. Blade in connection with his employment with the Company.
(8)	Prior to February 7, 2011, Mr. Traylor was our Vice President — Finance, a position to which he was appointed on April 29, 2010. Prior to April 29, 2010, Mr. Traylor was our Chief Financial Officer, a position to which he was appointed in fiscal 2009.
(9)	Prior to April 29, 2010, Ms. Nichols’s position was Executive Vice President and Chief Operating Officer.

Fiscal 2011 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards in fiscal 2011.

				Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards
	Type of Award	Grant Date	Approval Date(2)	Threshold	Target	Maximum	Number of Shares or Units (#)		Grant Date Fair Value of Stock Awards
Michael C. Ray	Annual Incentive	—	—	$158,724	$317,448	$476,172	—		—
	Restricted Stock	7/30/2010	7/30/2010	—	—	—	155,923	(3)	$2,248,400
	RSUs	10/21/2010	10/5/2010	—	—	—	100	(4)	1,600

Jeffrey A. Blade	Annual Incentive	—	—	59,671	119,343	179,014	—		—
	Restricted Stock	7/30/2010	7/30/2010	—	—	—	106,311	(3)	1,533,000
	RSUs	10/21/2010	10/5/2010	—	—	—	50	(4)	800

David R. Traylor	Annual Incentive	—	—	66,366	132,732	199,098	—		—
	Restricted Stock	7/30/2010	7/30/2010	—	—	—	106,311	(3)	1,533,000
	RSUs	10/21/2010	10/5/2010	—	—	—	50	(4)	800

Jill A. Nichols	Annual Incentive	—	—	90,565	181,129	271,694	—		—
	Restricted Stock	7/30/2010	7/30/2010	—	—	—	106,311	(3)	1,533,000
	RSUs	10/21/2010	10/5/2010	—	—	—	100	(4)	1,600

Kimberly F. Colby	Annual Incentive	—	—	94,107	188,213	282,320	—		—
	Restricted Stock	7/30/2010	7/30/2010	—	—	—	106,311	(3)	1,533,000
	RSUs	10/21/2010	10/5/2010	—	—	—	100	(4)	1,600

Matthew C. Wojewuczki	Annual Incentive	—	—	85,839	171,678	257,517	—		—
	Restricted Stock	7/30/2010	7/30/2010	—	—	—	106,311	(3)	1,533,000
	RSUs	10/21/2010	10/5/2010	—	—	—	50	(4)	800

(1)	Awards made under the Company’s Annual Incentive Bonus Program. Actual amounts earned under the program are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Represents the date on which our board of directors took action, or was deemed to have taken action, to approve the grant of the award.
(3)	Awards made under the 2010 Restricted Stock Plan to certain employees and directors, including our named executive officers. These restricted shares vested upon completion of our initial public offering.
(4)	Awards made under the 2010 Plan to all employees, including our named executive officers, in connection with our initial public offering. The number of restricted stock units awarded to each employee was determined based on the employee’s years of service with the Company. These restricted stock units will vest on the second anniversary of the grant date.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth the information regarding outstanding equity awards as of January 29, 2011.

	Stock Awards
	Number of Shares or Units that Have Not Vested(1) (#)	Market Value of Shares or Units that Have Not Vested
Michael C. Ray	100	$3,385
Jeffrey A. Blade	50	1,693
David R. Traylor	50	1,693
Jill A. Nichols	100	3,385
Kimberly F. Colby	100	3,385
Matthew C. Wojewuczki	50	1,693

(1)	Awards made under the 2010 Plan to all employees, including our named executive officers, in connection with our initial public offering. The number of restricted stock units awarded to each employee was determined based on the employee’s years of service with the Company. These restricted stock units will vest on October 21, 2012.

Fiscal 2011 Option Exercises and Shares Vested

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)
Michael C. Ray	155,923	$2,494,768
Jeffrey A. Blade	106,311	1,700,976
David R. Traylor	106,311	1,700,976
Jill A. Nichols	106,311	1,700,976
Kimberly F. Colby	106,311	1,700,976
Matthew C. Wojewuczki	106,311	1,700,976

(1)	Stock awards that vested during fiscal 2011 were restricted stock awards granted to our named executive officers on July 30, 2010, which vested upon completion of our initial public offering. As disclosed in the Summary Compensation Table, each named executive officer made a Section 83(b) election with respect to his or her award and was paid an additional cash bonus in the amount of the required tax withholding obligation on the restricted shares and the expected tax obligation on the cash bonus. The value realized on vesting was calculated using the initial public offering price of $16.00 per share.

Fiscal 2011 Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Fiscal 2011 Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plan or arrangements under which our named executive officers are entitled to participate.

Potential Payments Upon Termination or Change in Control

Our named executive officers (other than Mr. Blade) are not specifically entitled to any payments upon termination of employment or upon a change in control. Severance arrangements with executives have typically been determined on a case-by-case basis in the past. However, we maintain an informal general severance policy that provides all employees, including our named executive officers, with one week of pay for each year of service with the Company, with a minimum total payment of 2 weeks pay, in the event of an involuntary termination of the employee by the Company. Mr. Blade’s offer letter provides that, in the event he is terminated by us without just cause (as defined in his offer letter), he will be entitled to a severance payment equal to one year’s base salary and a pro-rata bonus for the portion of the year prior to his termination, to the extent that a bonus would be payable for the year based on Company performance. The following table shows the value of severance benefits that would be payable in a lump sum to each of our named executive officers under this formula, assuming an involuntary termination of employment, other than for good cause, as of January 29, 2011:

Name	Severance
Michael C. Ray	$126,924
Jeffrey A. Blade	315,016
David R. Traylor	20,193
Jill A. Nichols	153,263
Kimberly F. Colby	160,347
Matthew C. Wojewuczki	47,229

Compensation and Risk

We have, with the assistance of our board’s compensation consultant, evaluated the risk profile of our compensation policies and practices and concluded that they do not motivate imprudent risk taking. In our evaluation, we reviewed our employee compensation structures and noted numerous factors and design elements that manage and mitigate risk without diminishing the incentive nature of the compensation, including: a unique and strong company culture that attracts passionate and motivated employees who are excited about our products and our brand (as opposed to being motivated by purely financial considerations); a balanced mix between cash and equity and annual and longer-term incentives under our executive compensation program; the large percentage ownership of our shares by senior management, which ensures that their interests are aligned with the long-term interests of the Company and our shareholders; reasonable limits on annual incentive awards (as determined by a review of our current business plan); with respect to annual incentive awards, a balanced mix of performance measures and linear payouts between target levels; and subjective considerations (including a review of individual performance) and discretion in compensation decisions, which limit the influence of formulae or objective factors on excessive risk taking.

We also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including: over-weighting towards annual incentives, highly leveraged payout curves, unreasonable thresholds, and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. We concluded that our compensation programs do not include such elements. In addition, we analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. In view of these analyses, we concluded that we have a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

2010 Equity and Incentive Plan

In connection with our initial public offering, we approved the Vera Bradley, Inc. 2010 Equity and Incentive Plan (referred to as the 2010 Plan). The principal purposes of the 2010 Plan are to optimize the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives and that link participants’ interests to those of the Company’s shareholders; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants. Our 2010 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance based awards (including performance shares, performance units and annual performance bonus awards), and other stock or cash-based awards. There are 6,076,001 common shares, in the aggregate, reserved for issuance under the 2010 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

All transactions since the completion of our initial public offering between us and our directors, executive officers, principal shareholders, and their affiliates are approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties. Our audit committee is responsible for reviewing the fairness of related party transactions in accordance with the rules of The NASDAQ Stock Market. Our audit committee operates under a written charter pursuant to which it must approve, prior to consummation, any related-party transaction, which includes any transaction or series of similar transactions in which we are to be a participant, the amount exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Based on its consideration of all relevant facts and circumstances, the audit committee decides whether or not to approve the particular transaction and will generally approve only those transactions that are negotiated at arm’s length and have terms and conditions that are reasonable and customary.

Related Party Transactions for Fiscal 2009, Fiscal 2010 and Fiscal 2011

Other than compensation agreements and other arrangements described under “Management” and the transactions described below, since February 1, 2008, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

“S” Corporation Final Distribution

On October 3, 2010, we distributed to our existing shareholders, in proportion to their ownership of our shares, notes in an aggregate principal amount equal to approximately $106,000,000, or 100% of our undistributed taxable income from the date of our formation through October 2, 2010, as a final distribution resulting from the termination of our “S” Corporation status. We used all of the net proceeds from our initial public offering, together with approximately $49.7 million of borrowings under our amended and restated credit agreement, to pay in full the principal amount of these undistributed earnings notes as described under “Use of Proceeds.” The shareholders and the amounts paid to each shareholder and their respective related trusts were as follows: Barbara Bradley Baekgaard — $42,400,000; Patricia R. Miller — $42,365,447; P. Michael Miller — $34,553; Michael C. Ray — $5,300,000; Kimberly F. Colby — $5,300,000; and Jill A. Nichols — $10,600,000.

Relationships with Baekgaard Ltd. of Indiana, Inc.

In May 2006, we entered into a licensing agreement with Baekgaard Ltd. of Indiana, Inc. (“Baekgaard Ltd.”), a manufacturer of leather accessories, ties, pocket squares and cuff links, pursuant to which we licensed certain of our copyrighted patterns. Baekgaard Ltd. was owned solely by Barbara Bradley Baekgaard, and she served as chairman of its board of directors. Robert J. Hall served as secretary and treasurer of Baekgaard Ltd. Under the licensing agreement, we earned licensing revenues from Baekgaard Ltd. of $27,658, $21,849 and $6,646 for calendar year 2007, fiscal 2009 and fiscal 2010, respectively. We did not earn any licensing revenues from Baekgaard Ltd. in fiscal 2011. The licensing agreement was terminated on June 21, 2010.

In addition, from time to time, we purchased products from Baekgaard Ltd. for sale in our stores. As consideration, we paid Baekgaard Ltd. $260,764, $118,928 and $50,312 for fiscal 2009, fiscal 2010 and fiscal 2011, respectively. From time to time, Baekgaard Ltd. purchased products from us. As consideration, Baekgaard Ltd. paid us $761,105, $43,019 and $1,770 for fiscal 2009, fiscal 2010 and fiscal 2011, respectively.

Leasing Arrangements

We recently entered into a triple net lease with Great Dane Realty, LLC (“Great Dane”), a company owned by Barbara Bradley Baekgaard, an officer, director, and greater than ten percent shareholder (the “Great Dane Lease”). The Great Dane Lease is for approximately 39,249 square feet of office and warehouse space in a building located adjacent to our distribution center in Fort Wayne, Indiana. Pursuant to the Great Dane Lease, we are responsible for all repairs, maintenance, alterations and restorations and for maintaining adequate levels of public liability, property damage, windstorm, fire and extended coverage insurance. At Great Dane’s request, we will subordinate the Great Dane lease to any mortgage placed on the leased premises. The Great Dane Lease provides for aggregate payments of $176,620.50 per year for a three-year term and includes a right of first refusal and options for us to purchase the property. We are required to construct certain improvements, which are to be paid for by Great Dane, and our base rent will increase in an amount equal to the cost of such improvements amortized over the three-year term of the Great Dane Lease using an assumed interest rate of 5%.

We also recently entered into a lease extension (the “Lease Extension”) with Milburn, LLC (“Milburn”) extending the term of the triple net lease with Milburn from March 1, 2011 to February 28, 2013. The Milburn Lease is for the lease of our corporate headquarters located at 2208 Production Road, Fort Wayne, Indiana. The Milburn Lease was extended on the same terms and conditions as were in place before the extension. Pursuant to the Milburn Lease, which is subordinate to any mortgages placed on the premises, the Company is responsible for all repairs, maintenance, alterations and restorations and for maintaining adequate levels of fire and extended coverage, liability, and mortgage insurance. Milburn is a leasing company in which Barbara Bradley Baekgaard owns a 50% interest and Patricia R. Miller and P. Michael Miller, each a director and greater than ten percent shareholder of the Company, each owns a 25% interest. The Milburn Lease provides for aggregate payments of $168,000 a year.

Certain Employees of the Company

Joan Reedy, the sister of Barbara Bradley Baekgaard, is employed by us in a public relations role. As the daughter of our namesake, Vera Bradley, she attends retail events to share our history with our customers. For fiscal 2009, fiscal 2010 and fiscal 2011, she received compensation of $139,817, $100,256 and $72,911, respectively, for her service as an Indirect sales consultant or ambassador.

Kathleen Ray, the sister-in-law of Michael C. Ray and the niece of Barbara Bradley Baekgaard, is employed by us as an Indirect sales consultant, and previously was engaged by us as an independent sales representative. In fiscal 2009, fiscal 2010 and fiscal 2011, she received compensation of $118,508, $88,106 and $147,856, respectively, for her service as an Indirect sales consultant.

Loans to the Company

In February 2003, we entered into four note agreements with Barbara Bradley Baekgaard and Patricia R. Miller, including a 10% note payable to Patricia R. Miller in the original amount of $1,500,000, a 10% note payable to Barbara Bradley Baekgaard in the original amount of $1,500,000, a 7% note payable to Patricia R. Miller in the original amount of $2,011,238 and a 7% note payable to Barbara Bradley Baekgaard in the original amount of $2,013,238. As of January 31, 2010, the Company repaid all amounts outstanding on these notes.

Indemnification Agreements and Directors and Officers Liability Insurance

Our second amended and restated articles of incorporation provide for indemnification, to the fullest extent permitted by the IBCL, of our directors and officers against liability and reasonable expenses that may be incurred by them in connection with proceedings to which the directors or officers are made a party by reason of their relationship to the Company. A general description of these provisions is contained above under the heading “Limitation of Liability and Indemnification of Directors and Officers.” In addition, we obtained directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts. We also entered into separate agreements to indemnify our directors and executive officers.

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common shares as of the date hereof for the following individuals:

•	each person known to us to own beneficially more than 5% of our outstanding common shares;

•	each of our executive officers named in the summary compensation table;

•	each of our directors; and

•	all of our executive officers and directors as a group.

On May 23, 2011, we had 40,506,670 common shares outstanding. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares shown as beneficially owned by them.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as described below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of May 23, 2011, are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. All of the shares reflected in the table are common shares, and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 40,506,670 common shares outstanding as of May 23, 2011. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Vera Bradley, Inc., 2208 Production Road, Fort Wayne, Indiana 46808.

Name of beneficial owner	Common Shares beneficially owned
	Shares	%
5% Beneficial Owners
FMR LLC(1)	5,941,676	14.7%

Directors and Executive Officers
Barbara Bradley Baekgaard(2)	8,810,469	21.8%
Robert J. Hall	35,437	*
John E. Kyees	17,719	*
Patricia R. Miller(3)	7,281,005	18.0%
P. Michael Miller(3)	7,281,005	18.0%
Edward M. Schmults	—	*
Michael C. Ray(4)	1,828,245	4.5%
Jeffrey A. Blade	111,311	*
Kimberly F. Colby(5)	979,588	2.4%
C. Roddy Mann	103,321	*
Jill A. Nichols	1,385,266	3.4%
David O. Thompson	42,593	*
David R. Traylor	70,193	*
Mathew C. Wojewuczki	99,917	*
Directors and Executive Officers as a Group	20,694,871	51.1%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common shares.
(1)

Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on May 10, 2011 by FMR LLC. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The interest of Fidelity Growth Company Fund, an investment company registered under the Investment Company Act of 1940, amounted to 3,074,357 shares. The principal place of business for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Represents 8,810,469 shares held by the Barbara B. Baekgaard 2009 Grantor Retained Annuity Trust.
(3)	P. Michael Miller and Patricia R. Miller are husband and wife. Represents 1,599,839 shares held by the Miller 2007 Dynasty Trust, 1,880,540 shares held by the Patricia R. Miller 2009 Annuity Trust, 3,750,637 shares held by Patricia R. Miller and 49,989 shares held by P. Michael Miller.
(4)	Represents 942,249 shares held by Michael C. Ray and 885,996 shares held by the Michael Ray 2009 Grantor Retained Annuity Trust.
(5)	Represents 507,695 shares held by Kimberly F. Colby, 155,214 shares held by the Colby Gift Trust and 316,679 shares held by the Colby 2009 Annuity Trust.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common shares to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and to provide us copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required to be filed, we believe that all filing requirements applicable to our officers, directors, and beneficial owners of greater than 10% of our common shares have been complied with during the fiscal year ended January 29, 2011, except that the Form 3 for Robert J. Hall reporting his existing holdings of our common shares was filed late because the originally filed Form 3 inadvertently used the wrong CIK code.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS

In order to submit shareholder proposals for the 2012 annual meeting of shareholders for inclusion in the Company’s proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Secretary at the Company’s principal office in Fort Wayne, Indiana, no later than January 28, 2012.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Jeffrey A. Blade, Executive Vice President — Chief Financial and Administrative Officer and Secretary, Vera Bradley, Inc., 2208 Production Road, Fort Wayne, Indiana 46808. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Company’s amended and restated bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at an annual meeting. To be properly brought before the 2012 annual meeting, a notice of the nomination or the matter the shareholder wishes to present at the meeting, the shareholder must have given written notification thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company no earlier than 120 days and not later than 90 days in advance of the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Company’s amended and restated bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than January 28, 2012, and no later than February 27, 2012. All director nominations and shareholder proposals must comply with the requirements of the Company’s amended and restated bylaws, a copy of which may be obtained at no cost from the Secretary of the Company.

Other than the four proposals described in this proxy statement, Vera Bradley does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any one or more of Vera Bradley’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/vra Use the Internet to vote your proxy until 12:00 p.m. (CT) on June 21, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on June 21, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES, “FOR” PROPOSALS 2 AND 3 AND EVERY “THREE YEARS” FOR PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of directors:	01 John E. Kyees	☐ Vote FOR all nominees	☐ Vote WITHHELD
	02 Michael C. Ray	(except as marked)	from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2012.	☐ For	☐ Against	☐ Abstain

3. To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐ For	☐ Against	☐ Abstain

4. To recommend, on an advisory basis, the frequency of future advisory votes on the compensation of the Company’s named executive officers.	☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain

5. In their discretion, on such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Mark “X” here if you plan to attend the meeting. ☐

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

VERA BRADLEY, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 22, 2011

11:00 a.m. EDT

11222 Stonebridge Road

Roanoke, Indiana 46783

proxy

VERA BRADLEY, INC.

ANNUAL MEETING OF SHAREHOLDERS – June 22, 2011

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael C. Ray and Jeffrey A. Blade, or either of them, as true and lawful agents and proxies with full power of substitution in each, to attend and represent the undersigned on all matters to come before the Annual Meeting of Shareholders and to vote as designated on the reverse side, all the common shares of Vera Bradley, Inc., held of record by the undersigned on May 23, 2011, during or at any adjournment or postponement of the Annual Meeting of Shareholders to be held at 11:00 A.M., EDT at the Company’s offices at 11222 Stonebridge Road, Roanoke, Indiana 46783 on Wednesday, June 22, 2011. I hereby acknowledge receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, the terms of which are incorporated by reference, and revoke any proxy previously given by me with respect to such meeting.

This proxy will be voted as directed, or if no direction is indicated, the proxy holders will vote the shares represented by this proxy “FOR” Proposals 1, 2 and 3 and every “THREE YEARS” for Proposal 4 and in the discretion of the proxy holders on any other matter that may properly come before the meeting.

See reverse for voting instructions.